Prospectus Supplement #2                        Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 17, 2000)               Registration No. 333-47150


                        MERCURY INTERACTIVE CORPORATION


           4.75% Convertible Subordinated Notes Due July 1, 2007 and Shares of Common Stock Issuable Upon Conversion of the Notes

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     This prospectus supplement relates to the resale by the holders of our 4.75% convertible subordinated notes due July 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 17, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is amended by the addition of the information appearing in the table below:

                                                       Principal
                                                    Amount of Notes                                           Common Stock
                                                      Beneficially     Common Stock Owned                      Owned After
                                                       Owned and          Prior to the          Common        Completion of
Name of Beneficial Owner                                Offered          Offering(1)(2)      Stock Offered    the Offering
------------------------                            ---------------   ---------------------  -------------    -------------
KBC Financial Products                                    250,000              2,247              2,247               --
Putnam Convertible Income-Growth Trust                  2,800,000             25,168             25,168               --
Salomon Brothers Asset Management (3)                   3,000,000             26,966             26,966               --

(1) Includes common stock into which the notes are convertible.
(2) Assumes a conversion ratio of 8.9888 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.
(3) Salomon Brothers Asset Management Inc. acts as discretionary investment adviser with respect to other entities that hold our notes as follows:
    $1,500,000 principal amount of notes held by General Motors Investment Management Corp., $500,000 principal amount of notes held by Motors Insurance Co., $500,000 principal amount of notes held by Lumbermens and $500,000 principal amount of notes held by SB Convertible Fund. Salomon Brothers Asset Management Inc. may be deemed to be the beneficial owner of such notes.

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     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of the prospectus, as well as the "Risk Factors" section included in our recent reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of THE prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.


          The date of this prospectus supplement is December 21, 2000.